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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 24 to Registration Statement No. 333-151805 of Hartford Life Insurance Company Separate Account Eleven on Form N-4, of our report dated February 26, 2016, relating to the consolidated financial statements of Hartford Life Insurance Company as of December 31, 2015 and 2014 and for each of the three years in the period ended December 31, 2015, appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the reference to us under the heading "Experts" under the Statement of Additional Information.

/s/ DELOITTE & TOUCHE LLP
Hartford, Connecticut
April 27, 2016